Exhibit (n)(vii)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 23, 2025, with respect to the financial statements of Origin Real Estate Credit Fund as of and for the one-day period ended July 18, 2025, included in the Registration Statement (Form N-2 No. 333-287135) and related Prospectus of Origin Real Estate Credit Fund.

We also consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information included in such Registration Statement.

Chicago, Illinois

December 29, 2025